Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2013 Fourth Quarter and Fiscal Year End Results

MONROVIA, Calif., June 25, 2013 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its fourth quarter and fiscal year ended April 30, 2013.

“Fiscal 2013 performance met our revised guidance, with full year revenue of $240 million and fully diluted EPS of $0.47, including non-operating items,” said Tim Conver, AeroVironment chairman and chief executive officer.  “Government contracting delays for unmanned aircraft systems combined with lower than expected electric vehicle adoption rates to reduce annual revenue by 26 percent compared to fiscal 2012.  Despite these market headwinds, we maintained market leadership in each business area and strengthened our cash position by $11 million, further enhancing our ability to move quickly and decisively when growth opportunities arise.”

“We reduced recurring costs early in the first quarter of fiscal 2014 to increase operating profit over last year.  Significant fiscal 2013 revenue growth on Switchblade and international small UAS, along with an organization better aligned with our customers and end markets, positions us to build on our leading market positions as we develop new pathways to long term growth.”

FISCAL 2013 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2013 was $54.1 million, down 51% from fourth quarter fiscal 2012 revenue of $110.7 million. The decrease in revenue resulted from decreased sales in our Unmanned Aircraft Systems (UAS) segment of $55.0 million and in our Efficient Energy Systems (EES) segment of $1.6 million.

Loss from operations for the fourth quarter of fiscal 2013 was $6.0 million compared to income from operations for the fourth quarter of fiscal 2012 of $25.7 million. The loss from operations was a result of lower gross margin of $31.8 million and higher research and development (R&D) expense of $2.0 million, offset by lower selling, general and administrative (SG&A) expense of $2.2 million.

Other income for the fourth quarter of fiscal 2013 was $6.2 million compared to other income for the fourth quarter of fiscal 2012 of $0.  The increase was primarily due to the increase in fair value of the conversion option in the amount of $6.2 million of our CybAero convertible bond investment.

Net loss for the fourth quarter of fiscal 2013 was $0.8 million compared to net income for the fourth quarter of fiscal 2012 of $17.8 million.

Loss per share for the fourth quarter of fiscal 2013 was $0.04 compared to earnings per diluted share for the fourth quarter of fiscal 2012 of $0.80.

FISCAL 2013 FULL YEAR RESULTS

Revenue for fiscal 2013 was $240.2 million, down 26% from fiscal 2012 revenue of $325.0 million. The decrease in revenue resulted from decreased sales in our UAS segment of $79.4 million and EES segment of $5.4 million.

Income from operations for fiscal 2013 was $3.8 million, a decrease of $39.3 million from fiscal 2012 income from operations of $43.1 million. The decrease in income from operations was caused by lower gross margin of $36.8 million and higher R&D expense of $6.2 million, offset by lower SG&A expense of $3.8 million.

Other income for fiscal 2013 was $6.2 million compared to other income for fiscal 2012 of $0.  The increase was primarily due to the increase in fair value of the conversion option in the amount of $6.2 million of our CybAero convertible bond investment.

Net income for fiscal 2013 was $10.4 million, a decrease of $20.1 million from fiscal 2012 net income of $30.5 million.

Earnings per diluted share for fiscal 2013 were $0.47, a decrease of $0.89 from fiscal 2012 earnings per diluted share of $1.36.  Fiscal 2013 earnings per diluted share included $0.13 from operations, $0.17 from the increase in fair value of our CybAero convertible bond investment and $0.17 from a lower tax rate.

BACKLOG

As of April 30, 2013, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $59.4 million compared to $93.2 million as of April 30, 2012.

FISCAL 2014 — OUTLOOK FOR THE FULL YEAR

For fiscal 2014, the company expects to generate revenue of $230 million to $250 million, and earnings per share from operations of $0.35 to $0.50 on a fully diluted basis, excluding any change in value of our CybAero convertible bond investment.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 25, 2013, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, Tom Herring, chief operating officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, June 25, 2013, at approximately 4:30 p.m. Pacific Time through Tuesday, July 2, at 9:00 p.m. Pacific Time. Dial

(855) 859-2056 and enter the passcode 94653686. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2013	2012	2013	2012
	(Unaudited)
Revenue:
Product sales	$35,212	$65,735	$139,813	$179,537
Contract services	18,898	44,940	100,339	145,471
	54,110	110,675	240,152	325,008
Cost of sales:
Product sales	22,588	34,389	85,643	104,347
Contract services	13,800	26,731	61,973	91,328
	36,388	61,120	147,616	195,675
Gross margin	17,722	49,555	92,536	129,333
Selling, general and administrative	14,290	16,474	51,520	55,280
Research and development	9,386	7,337	37,214	30,977
(Loss) income from operations	(5,954)	25,744	3,802	43,076
Other income:
Interest income	228	149	726	462
Other income	6,196	—	6,245	—
Income before income taxes	470	25,893	10,773	43,538
Provision for income taxes	1,265	8,099	347	13,087
Net (loss) income	$(795)	$17,794	$10,426	$30,451
(Loss) earnings per share data:
Basic	$(0.04)	$0.81	$0.47	$1.40
Diluted	$(0.04)	$0.80	$0.47	$1.36
Weighted average shares outstanding:
Basic	22,170,268	21,846,811	22,069,842	21,783,496
Diluted	22,170,268	22,348,454	22,390,420	22,315,474

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$75,332	$64,220
Short-term investments	73,241	77,152
Accounts receivable, net of allowance for doubtful accounts of $936 at April 30, 2013 and $921 at April 30, 2012	19,770	56,417
Unbilled receivables and retentions	11,304	27,034
Inventories, net	62,561	43,539
Income tax receivable	11,777	—
Deferred income taxes	5,166	7,886
Prepaid expenses and other current assets	4,303	4,030
Total current assets	263,454	280,278
Long-term investments	68,916	58,457
Property and equipment, net	24,429	23,515
Deferred income taxes	5,606	6,700
Other assets	1,060	201
Total assets	$363,465	$369,151
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,144	$20,213
Wages and related accruals	12,116	19,076
Income taxes payable	—	8,788
Customer advances	7,519	5,124
Other current liabilities	6,408	9,898
Total current liabilities	42,187	63,099
Wages and related accruals	—	1,203
Deferred rent	771	1,019
Liability for uncertain tax positions	5,321	4,632
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—22,614,315 shares at April 30, 2013 and 22,243,903 at April 30, 2012	2	2
Additional paid-in capital	130,527	124,954
Accumulated other comprehensive loss	(705)	(694)
Retained earnings	185,362	174,936
Total stockholders’ equity	315,186	299,198
Total liabilities and stockholders’ equity	$363,465	$369,151

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended April 30,
	2013	2012	2011
Operating activities
Net income	$10,426	$30,451	$25,909
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,937	8,973	10,599
Impairment of long-lived assets	—	—	2,043
Provision for doubtful accounts	462	291	(105)
Deferred income taxes	3,851	(2,579)	(1,343)
Change in fair value of conversion feature of convertible bonds	(6,173)	—	—
Stock-based compensation	3,470	3,196	2,306
Tax benefit from exercise of stock options	1,606	1,239	1,034
Excess tax benefit from stock-based compensation	—	(189)	(204)
Loss (gain) on disposition of property and equipment	18	(11)	(51)
Changes in operating assets and liabilities:
Accounts receivable	36,185	(12,332)	(5,626)
Unbilled receivables and retentions	15,730	(5,068)	(3,256)
Inventories	(19,022)	(5,402)	(17,209)
Income tax receivable	(11,777)	—	—
Prepaid expenses and other assets	(317)	(1,678)	(543)
Accounts payable	(4,069)	(10,921)	10,929
Other liabilities	(17,320)	12,784	9,003
Net cash provided by operating activities	24,007	18,754	33,486
Investing activities
Acquisition of property and equipment	(11,834)	(14,992)	(10,173)
Net redemptions (purchases) of held-to-maturity investments	2,014	(2,575)	8,931
Acquisition of intangible assets	(850)	—	—
Purchases of available-for-sale investments	(3,037)	—	—
Sales of available-for-sale investments	600	225	200
Proceeds from sale of property and equipment	—	13	109
Net cash used in investing activities	(13,107)	(17,329)	(933)
Financing activities
Excess tax benefit from stock-based compensation	—	189	204
Exercise of stock options	212	565	619
Net cash provided by financing activities	212	754	823
Net increase in cash and cash equivalents	11,112	2,179	33,376
Cash and cash equivalents at beginning of year	64,220	62,041	28,665
Cash and cash equivalents at end of year	$75,332	$64,220	$62,041
Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$15,262	$13,104	$9,873
Non-cash activities
Unrealized (loss) gain on long-term investments recorded in accumulated other comprehensive loss, net of deferred taxes of $37, $56 and $16, respectively	$(11)	$90	$(24)
Reclassification from share-based liability compensation to equity	$401	$—	$—

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2013	2012	2013	2012

Revenue:
UAS	$42,372	$97,345	$194,276	$273,728
EES	11,738	13,330	45,876	51,280
Total	54,110	110,675	240,152	325,008
Cost of sales
UAS	26,574	51,860	115,194	157,663
EES	9,814	9,260	32,422	38,012
Total	36,388	61,120	147,616	195,675
Gross margin:
UAS	15,798	45,485	79,082	116,065
EES	1,924	4,070	13,454	13,268
Total	17,722	49,555	92,536	129,333
Selling, general and administrative	14,290	16,474	51,520	55,280
Research and development	9,386	7,337	37,214	30,977
(Loss) income from operations	(5,954)	25,744	3,802	43,076
Interest income	228	149	726	462
Other income	6,196	—	6,245	—
Income before income taxes	$470	$25,893	$10,773	$43,538

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com